Exhibit 99.1

LRAD® Corporation Reports Fiscal Year 2017 Financial Results

SAN DIEGO, CA – December 12, 2017 - LRAD Corporation (NASDAQ: LRAD), the world’s leading provider of acoustic hailing devices (“AHDs”) and advanced mass notification systems, today announced financial results for the fiscal year ended September 30, 2017.

Fiscal Year 2017 Financial Summary

●	Revenues: Fiscal year 2017 revenues totaled $20.3 million, compared to $16.4 million reported in fiscal year 2016.
o	The 24% increase in revenues was primarily driven by a 224% increase in mass notification system sales. International and domestic revenues increased 24% and 18% respectively over the prior year.
●	Net Loss: The Company reported a net loss of $877,000, or $0.03 per share, for fiscal 2017, compared with a net loss of $1.3 million, or $0.04 per share, in fiscal 2016.
o	Gross margin improved to 50.6%, compared to 46.9% in the prior fiscal year, as improved revenues led to higher fixed overhead absorption and gross profit of $10.3 million, 34% higher than fiscal 2016.
o

Selling, general and administrative expenses increased $1.7 million, or 25%, from fiscal 2016, primarily due to higher incentive and non-cash compensation, investments in sales and engineering personnel, and expenses associated with the implementation of a new enterprise resource planning system.

o	Net loss declined to $877,000 from $1.3 million in fiscal 2016, which included $198,000 in fiscal 2017 tax expense versus a tax benefit of $186,000 in the prior fiscal year.
●	Balance Sheet: Cash and cash equivalents totaled $12.8 million at September 30, 2017, down from $13.5 million reported at September 30, 2016.
o

Lower cash and cash equivalents were primarily due to large product shipments near the end of the fiscal fourth quarter, which resulted in a $2.3 million increase in accounts receivable compared to the prior year.

o	Working capital totaled $25.4 million at September 30, 2017, compared to $23.1 million at September 30, 2016.

“Our investments in additional sales and engineering personnel and the expansion of our AHD and mass notification product lines are beginning to bear fruit, as demonstrated by the $7.5 million in fiscal Q4 2017 revenues reported today, 53% higher than the $4.9 million in revenues recorded in fiscal Q4 2016,” remarked Richard S. Danforth, Chief Executive Officer of LRAD Corporation. “Bookings in fiscal 2017 increased in all our geographic sales regions over fiscal 2016, totaling a record $28.4 million. Backlog at September 30, 2017 was $11.9 million, compared to $3.1 million at the end of fiscal 2016.”

Select Fiscal Year 2017 Operating and Business Highlights

●	Announced our largest domestic order to date, a $6.0 million U.S. Army Program of Record order that is part of a larger AHD requirement.
●

Received several orders from the U.S. Military, including a $2.4 million Air National Guard order for LRAD 360XL-MID Mobile Kits, $1.1 million in U.S. Navy orders, which included our first order for a Naval Construction Battalion, and a $900,000 military-grade LRAD 360XT mobile mass notification systems order for U.S. Army forward operating bases in the Middle East.

●

Announced $2.9 million in LRAD 360XT orders for one of the largest oil & gas companies in Eurasia. The mobile mass notification systems are equipped with our solar power option and being integrated with a gas detection alarm system.

●	Received $4.0 million in AHD public safety orders from Southeast Asia and $1.2 million in additional AHD orders from international regions other than Southeast Asia.
●	Appointed Dennis D. Klahn as Chief Financial Officer.
●	Launched eight new products: LRAD SoundSaber-X, LRAD DS-60X, LRAD DS-60XL, LRAD 360XL, LRAD 360XL-MID, LRAD 360XL-MID Mobile Kit, LRAD 950RXL and LRAD 1950XL.

“In fiscal 2018, we are continuing to pursue global market opportunities by increasing and strengthening partnerships, expanding our product lines and exploring prospects to accelerate growth in our mass notification business,” added Danforth. “Based on the robust bookings trend and the significant growth of addressable backlog, we are off to a strong start in fiscal 2018.”

We include in this press release Non-GAAP operational metrics of bookings and backlog, which we believe provide helpful information to investors with respect to evaluating the Company’s performance. We consider bookings and backlog as leading indicators of future revenues and use these metrics to support production planning. Bookings is an internal, operational metric that measures the total dollar value of customer purchase orders executed in a period, regardless of the timing of the related revenue recognition. Backlog is a measure of purchase orders received that have not been shipped, but are planned to ship within the next 12 months.

Webcast and Conference Call Details

Management will host a conference call to discuss fiscal year 2017 financial results this afternoon at 4:30 p.m. E.T. To access the conference call, dial toll-free 888.567.1602, or international at 404.267.0373. A webcast will also be available at the following link: https://www.webcaster4.com/Webcast/Page/1375/23623. A replay of the call will be available approximately four hours after the call concludes, and remain available for 90 days at the aforementioned webcast link. Questions to management may be submitted before or during the call by emailing them to: investor@lrad.com.

About LRAD Corporation

Using advanced technology and superior voice intelligibility, LRAD Corporation’s proprietary Long Range Acoustic Devices® and revolutionary ONE VOICE® mass notification systems are designed to enable users to safely hail and warn, inform and direct, prevent misunderstandings, determine intent, establish large safety zones, resolve uncertain situations, and save lives. LRAD systems are in service in more than 70 countries around the world in diverse applications including mass notification and public address, fixed and mobile defense deployments, homeland, border, critical infrastructure, maritime, oil & gas, and port security, public safety, law enforcement and emergency responder communications, asset protection, and wildlife control and preservation. For more information, please visit www.LRAD.com.

Forward Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. These risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended September 30, 2017. LRAD Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

Company Contact

E. Brian Harvey

Director, Investor Relations and Capital Markets

858.753.8974

ebharvey@lrad.com

LRAD Corporation and Subsidiary
Consolidated Balance Sheets
(000's omitted)

	September 30,
	2017	2016

ASSETS
Current assets:
Cash and cash equivalents	$12,804	$13,467
Short-term marketable securities	4,360	2,936
Accounts receivable	5,682	3,409
Inventories, net	5,257	4,764
Prepaid expenses and other	983	596
Total current assets	29,086	25,172
Long-term marketable securities	711	2,188
Deferred tax assets	8,331	8,527
Property and equipment, net	510	473
Intangible assets, net	56	63
Prepaid expenses and other - noncurrent	164	391
Total assets	$38,858	$36,814

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,112	$575
Accrued liabilities	2,562	1,503
Total current liabilities	3,674	2,078
Other liabilities – noncurrent	-	165
Total liabilities	3,674	2,243
Total stockholders' equity	35,184	34,571
Total liabilities and stockholders' equity	$38,858	$36,814

LRAD Corporation and Subsidiary
Consolidated Statements of Operation
(000's omitted except share and per share amounts)

	Years Ended September 30,
	2017	2016

Revenues	$20,314	$16,361
Cost of revenues	10,036	8,689
Gross profit	10,278	7,672

Operating expenses:
Selling, general and administrative	8,586	6,877
Research and development	2,500	2,388
Total operating expenses	11,086	9,265

Loss from operations	(808)	(1,593)
Other income	129	125
Loss from operations before income taxes	(679)	(1,468)
Income tax (benefit) expense	198	(186)
Net loss	$(877)	$(1,282)

Net loss per common share - basic and diluted	$(0.03)	$(0.04)
Weighted average common shares outstanding:
Basic and diluted	31,855,430	31,970,600